UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 9, 2011 (December 8, 2011)

FULL CIRCLE CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	814-00809	27-2411476
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

800 Westchester Ave., Suite S-620
Rye Brook, NY  10573
 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (914) 220-6300

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders

Full Circle Capital Corporation (the “Company”) held its Annual Meeting of Shareholders (the “Meeting”) on December 8, 2011 and submitted three matters to the vote of the shareholders. A summary of the matters voted upon by shareholders is set forth below.

1.  Shareholders elected one nominee for director to serve for a three-year term to expire at the 2014 Annual Meeting of Shareholders based on the following votes:

Name	Votes For	Votes Withheld	Broker Non-Votes
Edward H. Cohen	3,646,530	58,826	2,070,853

2. Shareholders ratified the appointment of Rothstein, Kass & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012 based on the following votes:

Votes For	Votes Against	Abstentions	Broker Non-Votes
5,739,182	18,666	18,361	N/A

3. Shareholders approved an adjournment of the Meeting to allow the polls to remain open until 10:00 a.m. on December 21, 2011 for the proposal to authorize the Company, with the approval of its Board of Directors, to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings on the following votes:

Votes For	Votes Against	Abstentions	Broker Non-Votes
3,569,303	130,191	5,862	N/A

A vote was not taken on the proposal to authorize the Company, with the approval of its Board of Directors, to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings.  Based on the foregoing shareholder votes to adjourn the Meeting, the Meeting will reconvene at the Company’s corporate headquarters located at 800 Westchester Ave., Rye Brook, New York 10573 on December 21, 2011, at 10:00 a.m., Eastern Time, for the purpose of voting on the proposal to authorize the Company, with the approval of its Board of Directors, to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings.

Item 9.01  Financial Statements and Exhibits.

(a)  Not applicable.

(b)  Not applicable.

(c)  Not applicable.

(d)  Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2011	FULL CIRCLE CAPITAL CORPORATION

	By:	/s/ John E. Stuart
John E. Stuart
President and Chief Executive Officer